Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the inclusion in this registration statement on Form S-1 (File No. ___) of our reports dated March 3, 2009 on our audits of the consolidated financial statements and the internal control over financial reporting of Monroe Bancorp. We also consent to the references to our firm under the caption “Experts.”
/s/ BKD, LLP
Indianapolis, Indiana
June 11, 2009